Exhibit 99.1

For Immediate Release	Contact:	Christine Lees
(800) 600-6422, ext. 6476

LIBERTY TAX CREDIT PLUS II L.P.
RESPONDS TO TENDER OFFER

New York, New York, June 2, 2008 -- Liberty Tax Credit Plus II L.P. (“Liberty”) responded today as follows to an unsolicited tender offer (the “Offer”) by Peachtree Partners (the “Offeror”) to purchase up to 4.9% of the 115,917 outstanding limited partnership units of Liberty at a price of $27.50 per unit, less certain reductions to that purchase price, as described in the Offeror’s written tender offer materials dated May 15, 2008 (the “Offering Materials”).  The Offeror is not affiliated with Liberty or its general partner.
Liberty expresses no opinion and is neutral with respect to whether or not unit holders should tender their units in response to the Offer.  As Liberty has previously disclosed to its unit holders, Liberty is in the process of liquidating its portfolio of investments in other limited partnerships.  It is uncertain at this time how much money, if any, will be realized by Liberty and its unit holders from the liquidation of Liberty’s investments.  Liberty notes that the partnership has made distributions in the past from the disposition of its investments, but that there can be no assurances what further dispositions or distributions, if any, may occur in the future.  Liberty further notes that future distributions, if any, may be greater or less than the price of the Offer.  Accordingly, Liberty takes no position on whether or not the Offer and its purchase price are attractive or unattractive to unit holders from an economic point of view.
In addition, unit holders may also wish to consider the following:
First, the Offer raises certain questions about its potential impact on Liberty’s tax status for federal income tax purposes.  Liberty is currently treated, and has since its inception been treated, as a partnership and a pass-through entity for federal income tax purposes -- a tax status that is desirable and beneficial to Liberty and its investors.  That beneficial tax status might be lost, and Liberty might be taxed as a corporation, if it were deemed to be a “publicly traded partnership” within the meaning of the Internal Revenue Code and certain regulations promulgated by the Internal Revenue Service.  It is uncertain whether or not the Offer, if consummated, might cause Liberty to be deemed a “publicly traded partnership” since the Offer by itself and/or in combination with other transfers of Liberty’s units, could result in a transfer of more than two percent of the interests in Liberty during the year, which might prevent it from relying on an Internal Revenue Service “safe harbor” protecting against publicly traded partnership treatment.  Accordingly, Liberty will only permit units to be transferred pursuant to the Offer if the general partner determines, in its sole discretion, either that the cumulative total number of transfers in any tax year (including transfers prior to the Offer, transfers pursuant to the Offer and any amount reserved for future transfers outside of the Offer) falls within the safe harbor or that the Offeror has provided sufficient assurances and protection to Liberty, its partners and unit holders to allow the transfers even though the aggregate annual transfers of Liberty units may exceed the two percent safe harbor limitation.  Such sufficient assurances and protection by the Offeror would include providing Liberty with (i) an opinion of counsel that the Offer will not result in Liberty being deemed to be a “publicly traded partnership” for federal income tax purposes and (ii) an agreement to indemnify Liberty, its partners and its unit holders for any loss or liability relating to any adverse tax consequences arising from the Offer.  This legal opinion and indemnity must be in a form and content satisfactory to Liberty and its counsel.
Second, the Offering Materials state that the Offeror will not purchase more than 4.9% of Liberty’s outstanding units, including in that 4.9% amount the units already owned by the Offeror.  The Offering Materials, however, do not state how many units the Offeror already owns, so it is impossible to determine from those materials how many units the Offeror is willing to purchase.
Third, unit holders are reminded that any unit holder wishing to sell his, her or its units must complete Liberty’s standard transfer and subscription documentation in accordance with Liberty’s standard practices and procedures.  Among other things, each selling unit holder must individually sign each of Liberty’s required transfer documents.  Pursuant to Liberty’s well-established practices and procedures, Liberty does not accept, and will not accept in connection with the Offer, signatures by persons other than the selling unit holder who purport to act based on a power of attorney executed by the unit holder.  Liberty also charges a standard $50 administrative fee for processing each transfer request.  Persons who wish to sell their units to the Offeror should so advise the Offeror, which will obtain from Liberty, and deliver to the selling unit holder, the required standard transfer documentation.
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Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer.  As a precaution to make sure that any tendering unit holder is aware of the disclosures contained in this press release, Liberty will require, as a condition to processing transfer requests, each tendering unit holder to sign a written statement acknowledging that they are aware of and understand the disclosures contained in this press release and that they wish to proceed with the sale of their units to the Offeror anyway.
Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties are detailed in Liberty’s Annual Report on Form 10-K for the period ended March 31, 2008, and in its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Liberty’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.
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